Exhibit 99.1

Akumin Provides Business Update and Announces CFO Transition

PLANTATION, Fla., Aug. 12, 2022 /CNW/ – Akumin Inc. (NASDAQ: AKU) (TSX: AKU) (“Akumin” or the “Company”) provided a business update and announced the termination of employment of its Chief Financial Officer, William Larkin and the appointment of David Kretschmer as Interim Chief Financial Officer, effective today.

The Company has implemented a transformation program with initiatives focused on its operations, growth, and capital. These initiatives are intended to support the Company’s objectives with respect to patient access and experience, customer and partner engagement, financial sustainability, and employee well-being. The Company is receiving support from a globally recognized transformation specialist to help implement the program. As a part of this transformation, the Company announced: (a) the termination of employment of its Chief Financial Officer, William Larkin, and the appointment of David Kretschmer, an experienced transformation finance executive who successfully completed other business transformations in the healthcare industry, as Interim Chief Financial Officer, effective today; and (b) the sale of certain accounts receivables by subsidiaries of the Company to a third-party buyer for a purchase price of approximately $30 million.

Riadh Zine, Chairman and Chief Executive Officer of Akumin, commented: “Our transformation efforts to date have already resulted in significant efficiencies to our operations and show a positive momentum for further efficiencies, as discussed in our second quarter results. I am very excited to welcome David as our new Interim Chief Financial Officer. We are thrilled to have his expertise complement our team as we successfully execute our transformation program. On behalf of the board of directors of Akumin, I would also like to thank Bill for his contributions to the Company and wish him the very best in his next endeavors.”

Mr. Zine continued: “The sale of certain accounts receivables has significantly improved the liquidity of our Company by an immediate cash infusion of approximately $30 million and a reduction in our days sales outstanding of our accounts receivables. Our cash position at the end of the second quarter of 2022 pro forma this sale would have been approximately $69 million. In addition, any future sale of similar accounts receivables in the normal course of business would not be expected to have any material impact on our revenues.”

Before joining the Company, Mr. Kretschmer previously worked for Surgery Partners, Inc. (NASDAQ: SGRY), a multi-specialty ambulatory surgical center company with $2.5 billion of revenues, as interim CFO and executive vice president of strategy and transformation, and, prior to that, as senior vice president, treasurer and CIO for Anthem, Inc. renamed Elevance Health, Inc. (Nasdaq: ELV), a health insurance provider with more than $130 billion of revenues, and he was a key team member in the execution of the successful business transformation of each of these companies.

About Akumin

Akumin is a national leader in comprehensive outpatient radiology and oncology solutions and a partner of choice for U.S. hospitals, health systems and physician groups. Akumin provides fixed-site outpatient radiology and oncology services through a network of 234 owned and/or operated centers; as well as outpatient radiology and oncology solutions to approximately 1,000 hospitals and health systems across 48 states. Akumin combines clinical and operational expertise with the latest advances in technology and information systems to deliver patient-centered innovation, service standardization and exceptional healthcare value to its patients and partners. For more information, visit www.akumin.com.

Forward-Looking Information

Certain information in this press release constitutes forward-looking information or forward-looking statements. In some cases, but not necessarily in all cases, such statements or information can be identified by the use of forward-looking terminology such as “plans”, “targets”, “expects” or “does not expect”, “is expected”, “an opportunity exists”, “is positioned”, “estimates”, “intends”, “assumes”, “anticipates” or “does not anticipate” or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “will” or “will be taken”, “occur” or “be achieved”. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances contain forward-looking information. Statements containing forward-looking information are not historical facts but instead represent management’s expectations, estimates and projections regarding future events.

Forward-looking information is necessarily based on a number of opinions, assumptions and estimates that, while considered reasonable by Akumin as of the date of this press release, are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking information, including, but not limited to, the factors described in greater detail in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the period ended June 30, 2022, filed with the SEC on August 9, 2022, which is available at www.sec.gov. These factors are not intended to represent a complete list of the factors that could affect Akumin; however, these factors should be considered carefully. There can be no assurance that such estimates and assumptions will prove to be correct. The forward-looking statements contained in this press release are made as of the date of this press release, and Akumin expressly disclaims any obligation to update or alter statements containing any forward-looking information, or the factors or assumptions underlying them, whether as a result of new information, future events or otherwise, except as required by law.

For further information:

R. Jeffrey White

Investor Relations

1-866-640-5222

jeffrey.white@akumin.com